Exhibit 99.1

Contacts:	Edward Jamison – CEO
Larry Scott – COO
(702) 878-0700

COMMUNITY BANCORP COMPLETES ACQUISITION OF BANK OF COMMERCE

Las Vegas, NV – August 29, 2005 – Community Bancorp (Nasdaq:CBON), parent company of Community Bank of Nevada, today announced the completion of the acquisition of Bank of Commerce. Bank of Commerce shareholders approved the acquisition on August 16, 2005, and all regulatory approvals have been received.

“We welcome Bank of Commerce’s customers, employees and shareholders to our exciting organization,” said Ed Jamison, President and CEO of Community Bancorp. “With the successful completion of this transaction, we add three branches and enhance our franchise by continuing our strategic expansion in the high growth greater Las Vegas marketplace.”

The consideration mix for the transaction was 50% stock and 50% cash. The transaction was valued at approximately $40 million, or $33.00 per share, including the fair value of options outstanding (the exchange ratio for stock consideration was 1.0039 shares of Community Bancorp common stock for each Bank of Commerce share). The total consideration will be paid in 608,537 shares of CBON stock and $20.0 million in cash, in accordance with the provisions of the Merger Agreement.

About Community Bancorp

Community Bancorp, the parent company of Community Bank of Nevada, is a bank holding company headquartered in Las Vegas, NV with $651 million in assets as of June 30, 2005. Through its 6 full service banking offices Community Bank of Nevada provides commercial banking services, including real estate, construction and commercial loans, to small and medium sized businesses. Community Bank of Nevada plans further expansion in 2005-2006.

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp within PSLRA’s safe harbor provisions.